EXHIBIT 12

                           FINOVA CAPITAL CORPORATION
            Computation of Ratio of Income to Combined Fixed Charges
                          and Preferred Stock Dividends
                             (Dollars in Thousands)

                                            Six Months Ended                              Year Ended
                                                June 30,                                 December 31,
                                      -----------------------------      ---------------------------------------------
                                          1997           1996                1996           1995            1994
                                      -------------- --------------      ------------- --------------- ---------------
Income from continuing
 operations before income
 taxes and preferred
 dividends                            $    107,361   $      89,912      $    185,822   $     150,834   $     122,847
Add fixed charges:
 Interest expense                          199,055         177,942           366,543         337,814         210,730
 One-third rentals                           1,341           1,141             2,368           2,084           2,053
                                      ------------   -------------      ------------   -------------   -------------
   Total fixed charges                     200,396         179,083           368,911         339,898         212,783
                                      ------------   -------------      ------------   -------------   -------------
Income as adjusted                    $    307,757   $     268,995      $    554,733   $     490,732   $     335,630
                                      ------------   -------------      ------------   -------------   -------------
Ratio of income to fixed
 charges                                      1.54            1.50              1.50            1.44            1.58
                                      ============   =============      ============   =============   =============

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